EXHIBIT 11.1

                    TEL-SAVE HOLDINGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE

                                 (IN THOUSANDS)

                                                                              Year Ended December 31,
                                                                  ---------------------------------------------
                                                                       1997             1996           1995(A)
                                                                  ------------     ------------    ------------
Net income (loss)                                                   $(20,945)          $20,168         $10,819
                                                                    ========           =======         =======
BASIC

Weighted average common shares - Basic                                64,168            52,650          31,422
                                                                    ========           =======         =======

Net income (loss) per share - Basic                                 $  (0.33)          $  0.38         $  0.34
                                                                    ========           =======         =======

DILUTED

Weighted average common and common equivalent shares outstanding - Diluted:

Weighted average shares                                               64,168            52,650          31,422
Weighted average equivalent shares                                        --             4,352           2,183
                                                                    --------           -------         -------

Weighted  average  common  and  common  equivalent
     shares - Diluted                                                64,168             57,002          33,605
                                                                    =======            =======         =======
Net income (loss) per share - Diluted                               $ (0.33)           $  0.35         $  0.32
                                                                    =======            =======         =======



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(A)      Pro  forma tax  provisions  have been  calculated  as if the  Company's results of operations were taxable as a C corporation (the Company's current tax status) for the year ended December 31, 1995. Prior to September 20, 1995, the Company was an S corporation with all earnings taxed directly to its shareholders.